EXHIBIT 10.1

SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of March 28. 2014 (the “Effective Date”) by and between JSDC, Inc., a corporation organized under the laws of the State of Delaware with a place of business at 122 Red Maple Lane, Mountville, PA 17554 (“JSDC”) and AntriaBio, Inc., a Delaware corporation with a place of business at 890 Santa Cruz Avenue, Menlo Park, CA 94025 (“Company”).

In consideration of the mutual covenants set forth in this Agreement, JSDC and Company hereby agree to an exchange of restricted Company common stock (each a “Share” and collectively, the “Shares”) for professional services under the following terms and conditions:

1.	Services

JSDC agrees to provide, and Company agrees to accept and pay for in accordance with Section 2 below, the following Consulting Services (“Services”):

•	Evaluation, analysis and recommendations pertaining to Company’s digital IR strategy and reach

•	Evaluation, analysis and recommendations pertaining to Company’s existing Investor Relations website and investor materials

•	Introductions to third-party service providers that can assist with market awareness objectives of Company

•	Introductions to prominent members of the financial media

•	Introductions to analysts, brokers, fund managers and other financial service providers that can support Company’s business development and financing objectives

2.	Consideration

Company shall pay to JSDC the following Equity Fee (the “Equity Fee”) in consideration for the Services:

3,000,000 Shares of restricted common stock of the Company payable in the amount of 250,000 restricted common stock per month over a 12-month period according to the following payment schedule:

a)	250,000 shares upon execution of this Agreement
b)	250,000 shares on May 1, 2014
c)	250,000 shares on June 1, 2014
d)	250,000 shares on July 1, 2014
e)	250,000 shares on August 1, 2014
f)	250,000 shares on September 1, 2014
g)	250,000 shares on October 1, 2014
h)	250,000 shares on November 1, 2014
i)	250,000 shares on December 1, 2014
j)	250,000 shares on January 1, 2015
k)	250,000 shares on February 1, 2015
l)	250,000 shares on March 1, 2015

The Company represents that any Shares issued by the Company for payment of the Equity Fee are duly authorized, validly issued, fully paid and nonassesable.  Attached as Appendix A is (i) documentation in support of the Company’s authorization of the Equity Fee, including the resolutions of the Company’s Board of Directors authorizing and effecting the grant of the Equity

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Fee, and (ii) the disclosure of any and all restrictions that apply to the Shares granted to JSDC for payment of the Equity Fee.  To the extent that JSDC desires such Shares to be in a party name other than JSDC, JSDC will notify the Company in writing and the Company shall comply with such request.

In the event of a Change of Control (as defined below) prior to the Expiration Date of this Agreement, Company shall pay to JSDC 100% of the Equity Fee described in Section 2 of this Agreement. For purposes of this Agreement, a “Change of Control” means either the acquisition of the Company by another entity or a sale of all or substantially all of the assets of the Company.

3.	Term of Service

The term of this Agreement is 12 Months, to begin on the Effective Date and ending on April 1, 2015 (the “Expiration Date”).  Notwithstanding any provision herein to the contrary, either party may terminate this Agreement at any time upon at least thirty (30) days prior written notice to the other party.  For the avoidance of doubt, in the event this Agreement is terminated by the Company or JSDC prior to the Expiration Date, the Company shall not be obligated to pay to JSDC the entire Fee, but JSDC shall be entitled to that portion of the Equity Fee that is attributable to the period of time through the date of termination (based upon the vesting schedule set forth in Section 2 above).

4.	Indemnification

The Company shall be solely responsible for its products, the content of its website, its IR/PR communications, and its advertising materials, and any claims it makes about its products or its business, and any losses related to the aforementioned, and shall, at its sole cost and expense, defend and indemnify JSDC and hold JSDC harmless from and against any claims, loss, suit, liability or judgment, including reasonable attorney’s fees and costs, arising out of, or in connection with Company’s products, website, IR/PR communications or advertising published/aired hereunder, including, without limitation, for any violations of securities laws or regulations, misrepresentations, false advertising, libel, slander, violation of right of privacy, plagiarism, infringement of copyright or other intellectual property interest, except in the case of JSDC’s unauthorized or negligent use of any information prepared by Company.

In connection with the engagement of JSDC to assist the Company, the Company understands and acknowledges that JSDC may use and rely upon and further disseminate information created or provided by the Company, including but not limited to publicly available information such as information contained in the Company’s SEC filings, press releases, and on the Company’s website. The Company expressly does not authorize JSDC to utilize or disclose material, non-publicly available information with respect to the Company to any third party.

If JSDC, its affiliates, each other person or entity, if any, controlled by JSDC or any of its affiliates, their respective current and former officers, directors, partners, attorneys, owners, employees and agents, and the heirs, successors and assigns of all of the foregoing persons or entities (collectively, “JSDC Indemnitees”) become involved in any capacity in any pending or threatened claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a “Proceeding”) (i) in connection with or arising out of any untrue statements or alleged untrue statements of a material fact contained in any information supplied or provided by the Company; (ii) in connection with or arising out of any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading contained in any information supplied or provided by the Company; or (iii) otherwise only in the case where such JSDC Indemnitee has not otherwise acted negligently or is not in breach of this Agreement, in connection with any matter in any way relating to or referring to this Agreement or

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arising out of the matters contemplated by this Agreement, including, without limitation, related services and activities prior to the date of this Agreement, the Company agrees to indemnify, defend and hold the JSDC Indemnitees harmless to the fullest extent permitted by law from and against any losses, claims, damages, liabilities and expenses in connection with any Proceeding, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that such losses, claims, damages, liabilities and expenses resulted solely from the willful misconduct of JSDC.  In addition, if any of the JSDC Indemnitees becomes involved in any capacity in any Proceeding in connection with any matter in any way relating to or referred to in this Agreement or arising out of the matters contemplated by this Agreement, the Company will reimburse the JSDC Indemnitees for their reasonable legal and other expenses (including the cost of any investigation or preparation in connection with any Proceeding) as such expenses are incurred by the JSDC Indemnitees in connection therewith.  If such indemnification is not available or is insufficient to hold the JSDC Indemnitees harmless for any reason, the Company agrees that in no event will it contribute less than the amount necessary to assured that the JSDC Indemnitees are not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by JSDC pursuant to this Agreement.

The Company further agrees that JSDC, its affiliates, each other person or entity, if any, controlled by JSDC or any of its affiliates, their respective current and former officers, directors, partners, attorneys, owners, employees and agents, and the heirs, successors and assigns of all of the foregoing persons or entities shall not have any liability to the Company, any person asserting claims on behalf of or in the right of the Company, or any of the Company’s directors, employees, owners, parents, affiliates, security holders or creditors for, any losses, claims, damages, liabilities and expenses in connection with any matter in any way related to or referred to in this Agreement or arising out of the matters contemplated by this Agreement, including without limitation, related services and activities prior to the date of this Agreement, except (i) where JSDC or any of its affiliates is in breach of this Agreement or has otherwise acted negligently and (ii) to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that such losses, claims, damages, liabilities and expenses resulted solely from the willful misconduct of JSDC.

The Company will not settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnity may be sought hereunder, whether or not any JSDC Indemnitee is an actual or potential party to such Proceeding without JSDC’s prior written consent, unless the Company has given JSDC reasonable prior written notice thereof and such settlement, compromise, consent or termination (i) includes an unconditional release, in form and substance satisfactory to JSDC, of the JSDC Indemnitees from all liability in any way related to or arising out of such Proceeding and (ii) does not impose any actual or potential liability upon the JSDC Indemnitees and does not contain any factual or legal admission by or with respect to the JSDC Indemnitees or any adverse statement with respect to the character, professionalism, due care, loyalty, expertise or reputation of the JSDC Indemnitees or any action or inaction by the JSDC Indemnitees.  The foregoing indemnity agreement shall be in addition to any rights that any indemnified person may have at common law or otherwise.

If any JSDC Indemnitee is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any affiliate of the Company in which JSDC is not named as a defendant, the Company agrees to reimburse JSDC for all expenses incurred by such person in connection with such person appearing and preparing to appear as a witness, including, without limitation, the fees and disbursements of JSDC’s legal counsel.

5.	Confidential Information

All information supplied by one party to the other party in connection with this Agreement shall be given in confidence.  Neither party shall disclose any such information to any third party

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without prior written consent of the other party. Both parties shall take such precautions, contractual or otherwise, as shall be reasonably necessary to prevent unauthorized disclosure of such information by their employees during the term of this Agreement and for a period of two (2) years thereafter.

6.	Entire Agreement

This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, between the parties related to the subject matter hereof. No modification of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

7.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of laws principles.

8.	Waiver

The waiver by either party of any breach or failure to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit, or waive such party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

9.	No Right to Assign

Neither party has the right to assign, sell, modify, or otherwise alter this Agreement, except upon the express written advance approval of the other party, which consent can be withheld for any reason.

10.	Further Assurances

At any time or from time to time after any issuance of securities, the parties agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of such issuance.

11.	Severability

The parties agree to replace any such invalid or unenforceable provision with a new provision that has the most nearly similar permissible economic and legal effect.

12.	Force Majeure

Except for the obligation to pay money, neither party shall be liable to the other party for any failure or delay in performance caused by acts of God, fires, floods, strikes, whether legal or illegal, water damage, riots, epidemics or any other causes beyond such party’s reasonable control, and such failure or delay will not constitute a breach of this Agreement.

13.	Attorney’s Fees

In the event any party to this Agreement employs an attorney to enforce any of the terms of the Agreement, the prevailing party shall be entitled to recover its actual attorney’s fees and costs, including expert witness fees.

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The parties represent and warrant that, on the date first written above, they are authorized to enter into this Agreement in its entirety and duly bind their respective principals by their signatures below.

EXECUTED as of the date first written above.

JSDC, Inc (“JSDC”)	AntriaBio, Inc. (“Company”)
By: /s/ Justin Schreiber Justin Schreiber Title: President Date signed: March 31, 2014	By: /s/ Nevan Elam Nevan Elam Title: CEO Date signed: March 28, 2014

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Appendix A

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